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EXHIBIT 99
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                             FOR IMMEDIATE RELEASE
                                January 7, 2000

                       Contact:  Anne Ireland (Analysts)
                                 312-322-8550

                             Lynne Glovka (Media)
                                 312-322-8511


BURNS INTERNATIONAL SERVICES CORPORATION AMENDS ITS SENIOR CREDIT FACILITY
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CHICAGO - Burns International Services Corporation (NYSE:BOR) announced today that it has amended its senior credit facility to provide for additional borrowing capacity and has arranged for a temporary additional credit facility in an amount up to $15 million for working capital purposes during the transition to its new accounting and invoicing system. While the temporary facility is not expected to be utilized, the company has experienced some invoicing delays which have increased borrowing requirements over the year-end. During this transition period, the company has maintained its high quality of customer service and any increase in debt is anticipated to be temporary with a return to normal levels during the first quarter. Costs for the arrangements are modest and the company remains confident in its 1999 earnings outlook.

Chicago-based Burns International Services Corporation is North America's largest provider of physical security and related services with 75,000 employees and more than 300 offices throughout the United States, Canada, the United Kingdom, Ireland and Colombia. The company offers a complete range of security solutions involving armed and unarmed physical security, foot and vehicle patrol, access control and monitoring, background and drug screening, investigative services, contract staffing, and other specialized security and support services.

For a copy of this press release or for additional information on the company, contact the company's web site at www.burnsinternational.com or
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www.prnewswire.com.
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